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                                                                     EXHIBIT 8.1


                      [HOGAN & HARTSON L.L.P. LETTERHEAD]



                                January 24, 2000


Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, CA  92121

Ladies and Gentlemen:

                  This opinion is being delivered to you in accordance with
Section 8.1(i) of the Agreement and Plan of Merger (the "Agreement"), dated as of December 9, 1999 and as amended as of January 20, 2000, by and among The Titan Corporation ("Acquiror"), a Delaware corporation, A T Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Acquiror, and Advanced Communication Systems, Inc. (the "Company"), a Delaware corporation. Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger").

                  In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement") and/or the Proxy Statement/Prospectus of Acquiror and the Company; (3) representations and certifications made to us by Acquiror (attached hereto as Exhibit A); (4) representations and certifications made to us by the Company (attached hereto as Exhibit B); (5) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by the Company from Venable, Baetjer, Howard & Civiletti, LLP with respect to the tax consequences of the proposed transaction (the "Venable Opinion"). 1/


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1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless


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The Titan Corporation
January 24, 2000
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                            The Proposed Transaction

                  Based solely upon our review of the documents set forth above, and upon such information as Acquiror, Merger Sub and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  Acquiror is a leading provider of communications and information solutions to U.S. military and allied government agencies, as well as to commercial customers. Merger Sub was organized solely for the purpose of accomplishing the merger described below. The Company provides communications services, information systems and aerospace services predominantly to U.S. government agencies and commercial customers.

                  For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Delaware corporate law.

                  By virtue of the Merger, each share of Company Common Stock, excluding any Treasury Shares and any shares held by Acquiror or Merger Sub (and Acquiror has represented that neither Acquiror nor Merger Sub owns any Company stock other than stock issued in the Merger), issued and outstanding at the Effective Time will be converted into the right to receive that number of shares of Acquiror Common Stock equal to the Exchange Ratio. The Exchange Ratio will be based on the average of the closing sale prices of the Acquiror Common Stock on the New York Stock Exchange for the ten consecutive trading days ending two trading days immediately before the Closing Date. Fractional shares of Acquiror Common Stock will not be issued in the Merger. Rather, fractional shares will be rounded up or down to the nearest whole share of Acquiror Common Stock. There will be no dissenters' rights.


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otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the
"Code").

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The Titan Corporation
January 24, 2000
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                         Assumptions and Representations

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

                  3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Acquiror, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                  5. The Venable Opinion has been concurrently delivered and not withdrawn.

                     Opinion - Federal Income Tax Consequences

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes: (1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (2) the discussion in the Registration Statement under the heading "Federal Income


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The Titan Corporation
January 24, 2000
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Tax Consequences," to the extent such discussion describes applicable federal income tax law, is correct in all material respects, as of the date hereof.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Acquiror has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

                  3. Our opinion is intended to address only the tax consequences to Acquiror and is not intended to address (nor may it be relied upon for) the tax consequences to the Company or the Holders. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company that may be relevant to particular classes of the Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.


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The Titan Corporation
January 24, 2000
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                  4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion is provided to Acquiror only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Acquiror. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                  Sincerely yours,

                                                  /s/  HOGAN & HARTSON L.L.P.

                                                  HOGAN & HARTSON L.L.P.